UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2007
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-10367 (Commission File Number)	71-0675758 (I.R.S. Employer Identification No.)

914 N Jefferson Street Springdale, Arkansas (Address of Principal Executive Offices)		72764 (Zip Code)
Registrant’s telephone number, including area code (479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION ON AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT ON A REGISTRANT.
     On June 8, 2007, the Company satisfied certain closing conditions and obtained funding under a $5.0 million note payable to Allstate Insurance Company dated May 31, 2007. The note bears interest at a rate of 10% per annum, payable at maturity on October 1, 2008.
     The note is subordinated to approximately $12.1 million of senior indebtedness under 2003 bond obligations and under 2003 debt obligations to Allstate. The note is secured on a subordinated basis by mortgages and deeds of trust on certain real estate owned by the Company in Springdale and Lowell, Arkansas and in Junction, Texas.

ITEM 5.02	ELECTION OF DIRECTORS.
Election of Director
     At a meeting of the Company’s Board of Directors held on June 8, 2007, the Board appointed Peter Lau as a director to serve for a term through the next annual meeting of stockholders and until his successor is elected and qualified. Mr. Lau’s appointment fills a vacancy created by the recent resignation of Samuel L. Milbank. Mr. Lau previously served on the Company’s Board of Directors during 1997-2000. Mr. Lau is an independent director under applicable NASD and SEC rules and regulations and is not a party to any arrangements with the Company requiring disclosure under Item 404 of Regulation S-K. Mr. Lau will participate in the Company’s restricted stock plans in the manner prescribed for new directors.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By:	/s/ JOE G. BROOKS
Joe G. Brooks,
Chairman, Chief Executive Officer and President

Date: June 12, 2007